UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                  )

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COCA-COLA BOTTLING CO. CONSOLIDATED

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COCA-COLA BOTTLING CO. CONSOLIDATED

Supplement dated April 16, 2013 to

Definitive Proxy Statement for

2013 Annual Meeting of Stockholders

This document is a supplement to, and the information included herein shall be incorporated into and be considered a part of, the definitive proxy statement Coca-Cola Bottling Co. Consolidated (the “Company”) filed with the United States Securities and Exchange Commission (the “Commission”) on March 27, 2013 pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended. The sole purpose of this proxy supplement is to provide information to the Company’s stockholders about a development described herein that occurred after the date the Company filed its definitive proxy statement with the Commission and distributed or made copies available to the Company’s stockholders. The definitive proxy statement is available on the Commission’s website at www.sec.gov, the Company’s website at www.cokeconsolidated.com and at the website www.proxyvote.com.

Proposed New Transaction with The Coca-Cola Company

Coca-Cola Bottling Co. Consolidated (the “Company”) and The Coca-Cola Company have entered into a non-binding letter of intent dated April 15, 2013 (the “LOI”) pursuant to which Coca-Cola Refreshments USA, Inc., a wholly-owned subsidiary of The Coca-Cola Company (“CCR”), will grant the Company certain exclusive rights for the distribution, promotion, marketing and sale of The Coca-Cola Company-owned and -licensed products in certain territories currently served by CCR located in eastern Tennessee and central Kentucky (the “Territory”). The grant of these exclusive rights in the Territory will not include the right to produce such products.

These exclusive territory rights will be granted via a Comprehensive Beverage Agreement (the “CBA”). The CBA will have a term of ten years and be renewable by the Company indefinitely for successive additional terms of ten years each unless the CBA is earlier terminated as provided therein. The LOI (together with a copy of the CBA, in substantially the form in which the parties anticipate the CBA will be executed, attached as an exhibit) is filed as Exhibit 99.2 to Amendment No. 28 to a Schedule 13D filed April 16, 2013 with the Securities and Exchange Commission by The Coca-Cola Company and certain other reporting persons with respect to their ownership of shares of the Company’s common stock.

CCR will also sell, transfer and assign to the Company exclusive rights for the distribution, promotion, marketing and sale in the Territory of various cross-licensed brands currently distributed by CCR in the Territory, subject to the consent of the third-party brand owners. These include such brands as Dr Pepper, Monster Energy, Evian and V8. CCR will also sell to the Company certain of CCR’s distribution assets and the working capital associated therewith, as may be necessary to distribute, promote, market and sell both The Coca-Cola Company-owned and -licensed products and the cross-licensed branded products in the Territory. The Company will pay to CCR at closing a cash amount that reflects the agreed value of the exclusive rights to distribute, promote, market and sell in the Territory the cross-licensed branded products and the net book value of the distribution assets and working capital associated therewith. The Company will also agree to make periodically a sub-bottling payment to CCR on a continuing basis after closing for the grant of exclusive rights in the Territory for The Coca-Cola Company-owned and -licensed products. Economic consideration may also include the value of exchanging certain “like kind” territory from the Company to CCR. Although the Company and The Coca-Cola Company are aligned on certain high level valuation principles and methodologies that are customary in the soft drink industry, the actual payment amounts due can only be determined by application of certain sales, profitability and other data at the time of closing of the proposed transaction and, in some cases, thereafter.

The proposed transaction described in the LOI will be subject to the terms of a definitive purchase and sale agreement (the “Definitive Agreement”) in a form to be mutually agreed upon by the parties. The Company anticipates the Definitive Agreement will be executed by October 1, 2013 and that the closing of the proposed transaction that is contemplated by the LOI will occur before the end of the 2014 calendar year. The Company’s expectations are subject, however, to future events and uncertainties, and there is no assurance that the Definitive Agreement will be reached and the closing of the proposed transaction will occur.

In addition to the negotiation and execution of the Definitive Agreement, the LOI sets forth certain customary conditions to closing as well as a number of other conditions that the Company and The Coca-Cola Company currently intend to be satisfied prior to closing and/or to be addressed in the Definitive Agreement. These other conditions include the parties engaging in various pre-closing planning activities related to governance, product supply, information technology and shared services and also entering into such service arrangements and product supply agreements at the closing as will be necessary to allow the Company to operate the Territory after closing and to assure the smooth transition of the Territory to the Company by CCR. They also include the Company and The Coca-Cola Company having agreed to (i) the Company’s options to participate economically in the U.S. national food service and warehouse juice businesses and in future non-direct store delivery products and/or business models of The Coca-Cola Company, (ii) an arrangement for the provision of logistics and transportation services to CCR by the Company’s ancillary business Red Classic Services, and (iii) the terms of the future purchase by The Coca-Cola Company of BYB Brands, Inc., a wholly-owned subsidiary of the Company that develops, sells and markets certain branded products of the Company.